nFlate, Inc.

Changing The Way People Shop For Fashion – Forever.


See It, Buy It
Mobile Visual Shopping
A New Sales Channel For Shopify Merchants

Invest as little as $99.

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Introduction

Joe Monastiero, the CEO and founder of nFlate, Inc., was in a mall about a year ago trying to find a nice shirt for a fashion event. He found exactly what he was looking for. The problem was the price – $375! So with that style in mind, Joe wandered around the mall for more than an hour trying to find something similar in his price range. No luck. So he pulled out his phone to try to find an app to submit a picture of the item and get back similar items to buy online. No luck again. So he assembled a team and built See It Buy It.

When we shop in a mall, we generally "settle" for what we end up buying. It might not be the ideal price, color, size, style or material. Occasionally we find exactly what we are looking for, but those moments are few and far between.

Shopping for apparel on mobile is also broken. It takes too long to find an item using text or point & click navigation. Fat fingers, endless text entry, jumping from site to site due to limited selections. Shopping is a visual experience in the real world, why not on mobile?

The problem is that delivering similar items that match a photo is H-A-R-D. It requires two primary components to succeed, each being out of the reach of most online retailers:

1. Complex artificial intelligence (AI) algorithms, and;
2. Hundreds of thousands of products


Shop by Photo

See It Buy It delivers both in a single compelling mobile app experience. And in the process, we dramatically accelerate mobile fashion shopping by allowing people to shop the way they're used to shopping – visually – by photo, favorite colors and web images. Text is (and should be) a last resort!

Opportunity

The ecommerce market produces $2T in sales annually and is expected to grow to $4T by 2020. It is the only trillion-dollar market with double digit annual growth. The apparel ecommerce sector produces about $600B in annual revenue.

75% of people use mobile devices to try to find products, yet only 34% use mobile to checkout. This phenomenon relates to the mobile search and discovery challenges described above.

Our target audience, Millennials, use their phones and cameras for everything. 80% use their phones while shopping. They are highly social and insist on instant gratification – they tweet, snap, insta and pin all day, every day. Millennials accounted for $2.45T in annual spending power in 2015.

See It Buy It delivers both accelerated and visual discovery, a perfect match for this exploding demographic.


outerwear
bag
shoe
bag
eyewear

The world of search and discovery is changing rapidly, for many reasons. See It Buy It allows shoppers to do things today with artificial intelligence that were not possible just a few years ago. We can now index millions of images and compare a new image to those millions in seconds. The primary goal for search companies is, of course, to accelerate discovery. Get people where they want to go faster. See It Buy It could be the pathway to this "Holy Grail".

Artificial intelligence is also a white hot M&A space right now, up 7x since 2011. The majority of AI startups are acquired within 4 years of their 1st financing. Forbes has proclaimed 2017 to be "The Year of Artificial Intelligence".

Business model

See It Buy It collects 15% of each gross sale. We are paid directly by Shopify, a $5B public company, effectively limiting our receivables exposure. We do not have any inventory costs and our merchants handle shipping and returns.

We have plans to support merchants outside of the Shopify ecosystem eventually, however we will likely focus on optimizing our relationship with Shopify and this huge merchant-base for most of 2017.

Shopify is an amazing ecommerce platform success story. Their merchants produced $3.8B in gross merchandise volume in Q316, a whopping 100% increase over Q315.

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Our Team

The Company's Managers have over 40 years of general contractor experience and community association management giving them the insight to off-market deals.



Joe Monastiero
Founder & CEO

Joe is a serial entrepreneur, with 5 start-ups to his credit. He brought See It Buy It to life in 2016. He is an engineer by training that has spent much of his tech career leading business development, sales and marketing teams. Joe co-founded Intervideo, makers of WinDVD and the creators of the DVD software industry (IPO in 2003) and appMobi, the HTML cross platform mobile app development system acquired by Intel. Joe was responsible for producing $36M in annual software revenue for Intervideo within 36 months of founding the company.



Petar Bojinov
Web Architect

Petar is a Swiss army knife when it comes to web technologies. He has been tasked with building the frontend web applications and the backend services that run the complex engine that is See It Buy It. The platform handles millions of requests per day, from shoppers delivering visual and voice search queries to merchants updating, adding and deleting products. Petar is also responsible for building out the search engine infrastructure, a project that is usually reserved for companies with names like Google. Petar is the glue that holds all of the various technology pieces together.



Venu Tangirala
Data Architect

Venu is responsible for creating the artificial intelligence building blocks that deliver back our similar items and color matches based on shopper requests. He has built the system that we use to analyze millions of images for features and colors. When a consumer submits a new image or color selection for matches, the platform has to analyze that request and instantly compare it to the entire inventory, delivering back matches in just a few seconds. This all happens thanks to advances in cloud and computing power and our integration of cutting-edge artificial intelligence technologies.

Our success so far

See It Buy It launched in Q416. In the last few months, we've validated market fit and product interest (our Android app has a 4.5 star rating). We have also tested various user acquisition strategies and costs. As a data science company at heart, we have been able to gain excellent insight into what target demographics are most interested in our market and what types of products and price points they favor.

Direct marketplace app competitors that have launched products have a few early entry challenges – they are generally small and marginally funded, they usually resource product partners one at a time and the biggest problem we see is that almost all of them refer shoppers to an external website to finalize purchases. With See It Buy It, shoppers complete their purchases in the app and are never passed off to a 3rd party web shop to finish the checkout process.


EBATES
See It Buy It
Shopify
WANELO

See It Buy It was selected as an early Shopify alternate sales channel partner. Shopify has 375,000 merchants, of which approximately 40% are apparel-focused. Shopify merchants can add their products to the See It Buy It market with just a few clicks.

We currently have about 500 merchants and 125,000 products in the market. We also have had about 10,000 shoppers install the Android app on their devices.

Learn more about nFlate, Inc. at http://seeitbuy.it

Be a part of nFlate, Inc.

Investing in nFlate, Inc. and See It Buy It is a chance for individuals to be involved with a company that is leading the change in the way search and discovery occurs on mobile devices. In 5-10 years, visual and voice search will be part of our everyday lives, just like text has been for the past 20 years. New companies will emerge to lead this industry change, just like Google and Amazon emerged and dominated in the text search era. Small, fast, nimble companies like nFlate, Inc. will innovate monthly instead of yearly to create leadership position in the industry.

Your investments will help us get to the next stage – delivering our iPhone version, funding initial user growth, and generating the metrics that VCs require for our future rounds.

Want to help ensure our success? Become a brand ambassador. Tell 20 people to tell 20 people. Then we can win together!

This is an offering of Common in nFlate, Inc., which must raise at least $10,000 by May 15, 2017 at 4:00pm ET. If the offering doesn't reach its *target*, then your money will be refunded. The offering can issue additional securities to raise up to $99,999, its *maximum*.

$0 raised

$10,000 target $99,999 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,071,428 shares × $1.40 per share
= $5,699,999 implied valuation

Pitch Deck


See It, Buy It
The First Visual Search
Mobile Apparel Marketplace


eCommerce – State of the Union
EXTRA! EXTRA! GOOD NEWS!!
U.S. Online Retail Sales Will Soar to $500B in 2020 vs. $373B in 2016
MediaPost
May 3, 2016, 10:05 AM
EXTRA! EXTRA! BAD NEWS!
4 out of 5 U.S. Shoppers Frustrated by Mobile Shopping
MediaPost
May 3, 2016, 10:05 AM
2
See It Buy It


The Problem
Small Screens
Discovery = Forever²
Hopping from Site to Site
Endless Text Entry
Top Fashion Sites
Limited, Low-Tech Mobile Presence
Shorter Attention Spans
Millennials
$2.45T Buying Power
Snap
Tweet
Insta
Pin
Big Box Etailers
amazon
Rakuten
Limited Apparel Selections
3
See It Buy It


The Solution - See It, Buy It
Visual Shopping w/Deep Learning
Shop by Photo
(Video Demo)
Shop by Color
(Video Demo)
Shop by Web Image
Shop by Voice Search
1,000s of Retailers
1,000,000s of Fashion Items
Mobile 1st
Millennial by Design
4
See It Buy It

Find It by Photo Example


Shazam…
for Shopping
Instant
Product Matches
Discovery in
Seconds

Find It by Color


Target Color
Selector
Product/Color
Matches
Selected Product
Details
Favorite Color

Use case: find endless selection of clothing items in **exact** favorite colors

Find It by Web URL


Web Page Images
Target with Matches
Selected Product Details

Use case: find clothing matches from any web page

Find It by Voice Search


Say What You Seek
Product Matches
Selected Product Details
Tap to Speak

Once the initial voice search is started, the See It, Buy It visual funneling process kicks in

Social Integrations


Facebook
Messenger Chatbot
Pinterest
Buyable Pins
Twitter Posts

The Team



Joe Monastiero
Founder/CEO, 6 startups,
Intervideo-WinDVD (IPO, 500M copies sold)
appMobi (Intel Acquisition)
LinkedIn Profile



Petar Bojinov
Web Architect
UC Santa Cruz
LinkedIn Profile



Ashwin Patti
Cloud Architect
SUNY Stony Brook
LinkedIn Profile



Venu Tangirala
Ph.D. Data Scientist
Northwestern Polytechnic
LinkedIn Profile

+ 6 Additional Team Members

Investor-Advisors



Joe Abrams
Investor
Founder – MySpace,
Founder - Software Toolworks
Over $1B in M&A exits
LinkedIn Profile



Robert Kohler
Investor
Founder – Castfire
Partner – Kohler Law Firm
LinkedIn Profile

The Benchmark

amazon

$5.6B

2015 Revenue From Affiliate Marketplace

@15% Commission per Order

Apparel Now #1 Category


amazon
Alexa Shopping List
Your recommendations

The Competition

Apparel-Focused Mobile Apps
None Use Deep Learning

SHOPSTYLE

WEAR — The Hunt — SPRING — POLYVORE

The Business Model

Merchant Onboarding	Affiliate Commission
shopify Sales Channel **350k Merchants** Channel Partnership	amazon wish SHOPSTYLE **15%** Paid by Shopify Industry Standard

Shipping and Returns


SHIPPING AND RETURNS

Merchants Manage

Marketing


Awareness
Interest
Consideration
Intent
Eval
Buy

nFlate Manages

The Metrics

Industry Avg. Metrics*	
Estimated Rev per Order	$75
Estimated Repeat Orders per Buyer	4
Avg. User Lifetime Value (LTV)	$300
nFlate LTV Commission (15%)	$45
Purchaser/User Conversion Rate	3.30%
Cost Per Install for Paid Acquisitions	$2.25
Users Acquired Organically	50%
Users Acquired via Ads	50%
Customer Acquisition Cost (CAC)	$34
LTV-CAC	$11
LTV/CAC	1.32

See It, Buy It Expected Metrics	
Estimated Rev per Order	$75
Estimated Repeat Orders per Buyer	6
Avg. User Lifetime Value (LTV)	$450
nFlate LTV Commission (15%)	$68
Purchaser/User Conversion Rate	5.00%
Cost Per Install for Paid Acquisitions	$2.25
Users Acquired Organically	75%
Users Acquired via Ads	25%
Customer Acquisition Cost (CAC)	$11
LTV-CAC	$56
LTV/CAC	6.00

* Industry averages. We expect our conversion rates and organic vs. paid acquisitions to be well above industry avg.

Timeline

- Shopify merchant onboarding app
  - Launched 10/16
  - 1,000 installs thru 12/31, 125k products
- Android See It Buy It
  - Launched 11/16
  - 10k downloads
  - 4.5/5 rating
- Upcoming Milestones
  - iOS See It Buy It alpha 12/16
  - Web Store launch 2/17
  - New website launch 1/17
  - Facebook Chatbot launch 2/17

Fundraising

Bootstrapped by CEO

- Founder bootstrapped first $200k

Raised $500k 2H16 from outside investors

Use of New Funding ($500k):

- User acquisition, marketing, human resources & operations

Exit Comparables:

- WalmartLabs acquires Luvocracy
- eBay acquires Hunch ($80M)
- Snapdeal acquired Wishpicker
- Rakuten acquires Deep Forest
- Facebook acquires The Find
- Pinterest acquires The Hunt

See It Buy It

Additional Information

Popularity of Shopping Category

App	Installs	Notes	Type	Location	Available		Rating	
					Android	iOS	Android	iOS
Amazon	250,000,000	36% of all Android devices	General	US	Android	iOS	4.3	4+
Wish	150,000,000	Chinese Imports, focus on low cost items	General	US	Android	iOS	4.5	4
AliExpress	150,000,000	Alibaba app	General	China	Android	iOS	4.4	3
Flipkart	150,000,000	India market	General	India	Android	iOS	4.2	3+
Myntra	50,000,000	India market	Apparel	India	Android	iOS	4.1	4
Snapdeal	50,000,000	Deals	General	India	Android	iOS	4.1	4+
Fancy	15,000,000	Curated community	General	US	Android	iOS	4.2	4+
Zara	15,000,000	Retailer/Etailer, Owned by Inditex	Apparel	Spain	Android	iOS	4.2	5
ASOS	5,000,000	Etailer only	Apparel	UK	Android	iOS	4.6	4+
Bershka	5,000,000	Retailer/Etailer, Owned by Inditex	Apparel	Spain	Android	iOS	4.2	4+
Chic Me	5,000,000	Deals	Apparel	UK	Android	iOS	4.4	-
Forever 21	5,000,000	Retailer/Etailer	Apparel	US	Android	iOS	3.6	2
H&M	5,000,000	Retailer/Etailer	Apparel	Sweden	Android	iOS	3.7	2
Mango	5,000,000	Retailer/Etailer	Apparel	Spain	Android	iOS	3.5	5
Polyvore	5,000,000	https://en.wikipedia.org/wiki/Polyvore	Apparel	US	Android	iOS	4.7	-
Pull&Bear	5,000,000	Retailer/Etailer, Owned by Inditex	Apparel	Spain	Android	iOS	4.1	4+
Wanelo	5,000,000	Curated community	General	US	Android	iOS	4.7	4
WEAR	5,000,000	Lookbook app, find new styles	Apparel	Japan	Android	iOS	3.5	-
Total	880,000,000							
Avg.	48,888,889						4.2	4+

*Data from App Stores and SensorTower

The Technology

Deep Learning Info

VentureBeat:
Deep Learning will be huge — and here's who will dominate it
by Amit Karp, Bessemer Venture Partners April 2, 2016

MarTech Advisor:
What Deep Learning has to Offer to the Future of Online Personalization
by Huba Gaspar Mar 23, 2016

Business Insider:
Google's Eric Schmidt: Machine learning will cause 'every successful huge IPO win in 5 years'
By Julie Bort, March 23, 2016

Forbes:
What Is Deep Learning And How Is It Useful?
by Kevin Murnane Apr 1, 2016

Download

nFlate, Inc. has raised $470,000 since July 2016.

Current investors include Joe Abrams of MySpace fame and Kathy Thompson, CMO of Sirius / XM.



Joe Abrams, Co-Founder of Intermix Media, parent company of MySpace, invested because

"Their accelerated discovery engine could fundamentally change the way people shop in the future. That's why I invested so early in the company. Not only is this a big idea, but it is a very talented team."

Proceeds will be used primarily to fund our iPhone development project, early user growth initiatives and in identifying best social growth platforms Some proceeds will be used for daily operation costs

- Income statement
- Balance sheet
- Cash flow statement

nFlate, Inc.'s SEC filings

This is the legal document filed with the SEC for a transaction that is exempt from registration under section 4(a)(6) of the Securities Act of 1933.

- Offering Statement

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Highlights

See It Buy It has one goal – that *every* apparel shopper opens See It Buy It when they are thinking of buying a fashion item.


See It Buy It
Midnight Lace Longline Kimono
$29.99
Ratings
Orders
2
Favorites
Add to Cart
Buy It
Simple Color Slim Fit Mesh Dress
$24.00 $19.99
Red Plaid Drawstring Waist Shirt Dress
$34.99 $24.99
Sailin' Velvet Pants
$31.99 $22.99

At home. At the mall. At school, a party or even a bus stop. Ubiquity. Just like Amazon is today for text-based shopping and Google is for search. To dramatically simplify and accelerate the way people shop for fashion. People use an average of 20 apps on a monthly basis. We intend to become one of those.

Our next "power" generation, millennials, have shorter attention spans and demand instant gratification or they will quickly move onto "the next thing". They are also visual by nature, growing up in the era of Pinterest, Snapchat, Instagram and Facebook. See It Buy It delivers a next-generation product search experience with 1000s of shops and millions of products.